For Immediate Release Dallas, Texas September 5, 2023 VERITEX ANNOUNCES NEW PRESIDENT AND CHIEF BANKING OFFICER FOR VERITEX COMMUNITY BANK NASDAQ: VBTX Dallas, Texas – Sept. 5, 2023 (www.veritexbank.com) Veritex Holdings, Inc. (“the Company” or “Veritex”), the holding company for Veritex Community Bank (“the Bank”), is pleased to announce, following an extensive nationwide search by Chartwell Partners, the hiring of Dominic Karaba as President and Chief Banking Officer of Veritex Community Bank effective September 18, 2023. Karaba has more than 28 years of experience in the banking industry and most recently served as UMB Financial Corporation’s President of Commercial Banking. He has a bachelor’s degree in business from the University of Puget Sound and a graduate degree in banking and bank leadership from the Pacific Coast Graduate School of Banking. As President of the Bank, he will oversee all revenue lines of business, as well as strategic revenue initiatives, with the goal of driving sustainable growth. Karaba will report directly to C. Malcolm Holland, III, who will remain Chief Executive Officer and Chairman of the Board of Veritex Community Bank as well as President, CEO and Chairman of the Board of Veritex Holdings, Inc. “We’re excited to have Dominic join our Veritex Bank family! He is a seasoned, proven leader who will undoubtedly make our company better,” Holland said. “His passion for the community is inspiring and will make a positive impact on the markets we serve. With his expertise and dedication, we are confident that Dominic will help us achieve new heights and continue our dream to build the best bank in Texas.” Veritex was founded by Holland in 2010 and completed its initial public offering in 2014. Headquartered in Dallas, Texas, Veritex operates banking centers primarily in the Dallas-Fort Worth metroplex and Houston metropolitan areas and has recently expanded its digital banking presence into several new markets, including Waco, Austin, and San Antonio. With a strong commercial banking focus, Veritex has achieved remarkable growth since its inception. As of June 30, 2023, Veritex had approximately $12.5 billion in assets, with a diverse $9.7 billion loan portfolio primarily supported by a $9.2 billion deposit base. “I am excited to be joining the Veritex team and continuing the remarkable culture they have built,” Karaba said. “I look forward to collaborating with this exceptional team who has a proven history of delivering to our clients and investing in our communities. Together, we will continue to build the Veritex legacy, as we work to execute on the Company’s vision.” Karaba will relocate to the Dallas-Fort Worth metroplex with his wife, Gwen. About Veritex Bank Headquartered in Dallas, Texas, Veritex  is a bank holding company that conducts banking activities through its wholly owned subsidiary, Veritex Community Bank, with locations throughout the Dallas-Fort Worth metroplex and in the Houston metropolitan area. Veritex Community Bank  is a  Texas  state-chartered bank regulated by the Texas Department of Banking and the Federal Reserve System. Veritex specializes in providing depository and credit services to small and mid-size businesses, which have been largely neglected by national banks. The name “Veritex” is derived from the Latin word “veritas,” meaning truth and “Texas.” For more information, visit www.veritexbank.com.  Source: Veritex Holdings, Inc. Investor Relations: 972-349-6132 investorrelations@veritexbank.com